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                                                                    EXHIBIT 12.1

              STATEMENT OF COMPUTATION OF RATIO OF EARNINGS (LOSS)

                                TO FIXED CHARGES

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------
                                                   2006         2005         2004         2003       2002
                                                ---------     --------     --------     --------   --------
Earnings:
   Pretax income (loss) from continuing
     operations                                 $(849,068)    $ (1,172)    $ 10,095     $ 36,116   $ 81,645
   Fixed charges                                  112,364      115,810      102,328      100,016     99,284
   Less: Preferred stock dividends                       (a)          (a)          (a)    (4,144)    (4,144)
                                                ---------     --------     --------     --------   --------
      Net fixed charges                           112,364      115,810      102,328       95,872     95,140
                                                ---------     --------     --------     --------   --------
EARNINGS (LOSS)                                 $(736,704)    $114,638     $112,423     $131,988   $176,785
                                                =========     ========     ========     ========   ========
FIXED CHARGES:
   Interest expense                             $ 101,784(c)  $ 99,823     $ 89,351     $ 81,617   $ 83,603
   Dividends on trust preferred securities               (a)          (a)          (a)     4,144      4,144
   Writeoff of debt issuance costs associated
      with the early extinguishment of debt              (b)     3,793           --        2,852      5,520
   Interest factor of rental expense               10,580       12,194       12,977       11,403      6,017
                                                ---------     --------     --------     --------   --------
   TOTAL FIXED CHARGES                          $ 112,364     $115,810     $102,328     $100,016   $ 99,284
                                                =========     ========     ========     ========   ========
RATIO OF EARNINGS TO FIXED CHARGES                   (6.6)         1.0          1.1          1.3        1.8
                                                =========     ========     ========     ========   ========

(a)  Included as interest expense beginning in 2004.

(b) Excludes write-off of debt issuance costs recorded as reorganization expense.

(c) Based on Bankruptcy Court approval and guidance of SOP 90-7, no interest expense is included for items subject to compromise, except for the Second Lien term Loan. In 2006, the amount of unrecorded interest on prepetition debt was approximately $15.0 million.